<Page 22>

                  BRADEN TECHNOLOGIES, INC.
                (An Exploration Stage Company)

                    FINANCIAL STATEMENTS


                      MARCH 15,1999
                 (Stated in U.S. Dollars)







<PAGE 23>

                     AUDITORS' REPORT

To the Directors
Braden Technologies Inc.

We have audited the balance sheet of Braden Technologies Inc. (an exploration stage company) as at March 15, 1999 and the statements of loss and deficit accumulated during the development stage, cash flows and stockholders' equity for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States and Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 15, 1999 and the results of its operations and the cash flows for the period then ended in accordance with United States generally accepted accounting principles.


Vancouver, B.C.	DeMello & Company

April 6, 1999	Certified General Accountants



<PAGE 24>

                  BRADEN TECHNOLOGIES, INC.
                (An Exploration Stage Company)

                        BALANCE SHEET

                        MARCH 15,1999
                   (Stated in U.S. Dollars)

-------------------------------------------------------------
ASSETS

Current
     Cash                                         $ 47,412

     Mineral property (Note 3)                    $  1,000
                                                  --------
                                                  $ 48,412

-------------------------------------------------------------
LIABILITIES

Current
     Accounts payable                             $  2,345
                                                  --------
     SHAREHOLDERS' EQUITY

     Share Capital
        Authorized:
          25,000,000 Common shares,
          par value $0.001 per share

        Issued and outstanding:
          2,850,000 Common shares                    2,850

        Additional paid in capital                  44,650
Deficit Accumulated During The Exploration Stage    (1,433)
                                                  --------
                                                    46,067
                                                  --------
                                                  $ 48,412
-------------------------------------------------------------


Approved by the Directors:


/S/ Peter Bell                         /S/ Ross Bailey


<PAGE 25>

                     BRADEN TECHNOLOGIES, INC.
                  (An Exploration Stage Company)

                   STATEMENT OF LOSS AND DEFICIT
                     (Stated in U.S. Dollars)

-------------------------------------------------------------
                                   Period From
                                     Date Of
                                  Organization   Inception
                                   February 17   February 17
                                      1999         1999
                                   To March 15   To March 15
                                      1999         1999
-------------------------------------------------------------

Expenses
     Bank charges                  $      4       $      4
     Professional fees                  417            417
     Office and sundry                   84             84
     Office facilities and services     928            928
                                   --------       --------
Net Loss For The Period               1,433       $  1,433
                                                  ========

Deficit Accumulated During
     The Exploration Stage,
     Beginning Of Period               -
                                   --------

Deficit Accumulated During
     The Exploration Stage,
     End Of Period                 $  1,433
                                   ========

Net Loss Per Share                 $   0.01
                                   ========

Weighted Average Number
     of Shares Outstanding        1,580,769
                                  =========


<PAGE 26>

                 BRADEN TECHNOLOGIES, INC.
              (An Exploration Stage Company)

                  STATEMENT OF CASH FLOWS
                  (Stated in U.S. Dollars)

-------------------------------------------------------------
                                  Period From
                                   Date Of
                                  Organization   Inception
                                  February 17    February 17
                                     1999          1999
                                  To March 15    To March 15
                                     1999          1999
-------------------------------------------------------------
Cash Flow From Operating Activities
     Net loss for the period       $(1,433)      $(1,433)

Adjustments To Reconcile
  Net Loss To Net Cash Used
  By Operating Activities
     Change in accounts payable      2,345         2,345
                                    -------------------------
                                       912           912
                                    -------------------------

Cash Flow From Investing Activities
     Mineral property               (1,000)       (1,000)
                                    -------------------------
Cash Flow From Financing Activities
     Share capital issued           47,500        47,500
                                    -------------------------
Increase In Cash                    47,412        47,412

Cash, Beginning Of Period               -            -
                                    -------------------------
Cash, End Of Period                $47,412       $47,412
-------------------------------------------------------------


<PAGE 27>

                    BRADEN TECHNOLOGIES, INC.
                 (An Exploration Stage Company)

                 STATEMENT OF STOCKHOLDERS' EQUITY

                         MARCH 15,1999
                     (Stated in U.S. Dollars)


                         Common Stock
                   -------------------------

                                     Additional
                                      Paid-in
                   Shares    Amount   Capital  Deficit  Total
                  ----------------------------------------------
Shares issued
  for cash
   @ $0.01        2,750,000  $2,750   $24,750       -   $27,500

Shares issued
  for cash
  @ $0.20           100,000     100    19,900       -    20,000

Net loss for
  the period             -       -         -   (1,433)   (1,433)
                  ----------------------------------------------
Balance,
  March 15, 1999  2,850,000  $2,850   $44,650 $(1,433)  $46,067
                  ----------------------------------------------




<PAGE 28>

                     BRADEN TECHNOLOGIES INC.
                 (An Exploration Stage Company)

                NOTES TO FINANCIAL STATEMENTS

                       MARCH 15, 1999
                  (Stated in U.S. Dollars)


1.	NATURE OF OPERATIONS

a)	Organization

The Company was incorporated in the State of Nevada, U.S.A.
on February 17, 1999.

b)	Exploration Stage Activities

The Company is in the process of exploring its mineral property and has not yet determined whether the property contains ore reserves that are economically recoverable.

The recoverability of amounts shown as mineral property and related deferred exploration expenditures is dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims and the ability of the Company to obtain profitable production or proceeds from the disposition thereof.


2.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)	Mineral Property and Related Deferred Exploration
Expenditures

The Company defers all direct exploration expenditures on mineral properties in which it has a continuing interest to be amortized over the recoverable reserves when a property reaches commercial production. On abandonment of any property, applicable accumulated deferred exploration expenditures will be written off. To date none of the Company's properties have reached commercial production.

At least annually, the net deferred cost of each mineral property is compared to management's estimation of the net realizable value, and a write-down is recorded if the net realizable value is less than the cumulative net deferred costs.

<Page 29>


                  BRADEN TECHNOLOGIES INC.
              (An Exploration Stage Company)

               NOTES TO FINANCIAL STATEMENTS

                     MARCH 15, 1999
               (Stated in U.S. Dollars)



2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

a)	Income Taxes

	The Company has adopted Statement of Financial Accounting
Standards No. 109 - "Accounting for Income Taxes" (SFAS
109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

b)	Financial Instruments

	The Company's financial instruments consist of cash and accounts payable.

	Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

c)	Net Loss Per Share

Net loss per share is based on the weighted average number of common shares outstanding during the period plus common share equivalents, such as options, warrants and certain convertible securities. This method requires primary earnings per share to be computed as if the common share equivalents were exercised at the beginning of the period or at the date of issue and as if the funds obtained thereby were used to purchase common shares of the Company at its average market value during the period.


2.	MINERAL PROPERTY

The Company has entered into an option agreement to acquire a 50% interest in the Secret Basin, Nevada property for the following consideration:

-	cash payment of U.S. $1,000;
-	exploration expenditures totalling U.S. $250,000 by
      February 28, 2002, U.S. $10,000 of which must be expended by February 28, 2000.

Consideration to date	$ 1,000
                        =======

<Page 30>



                   BRADEN TECHNOLOGIES INC.
               (An Exploration Stage Company)

               NOTES TO FINANCIAL STATEMENTS

                      MARCH 15, 1999
                 (Stated in U.S. Dollars)


4.	UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.